EXHIBIT 2.1

BUSINESS COMBINATION AGREEMENT

by and among

THE FLEXI GROUP HOLDINGS LTD,

TG VENTURE ACQUISITION CORP.,

THE FLEXI MERGER CO. LTD,

FLEXI MERGER CO. LLC,

and

THE FLEXI GROUP LIMITED

dated as of December 5, 2022

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

v

Section 11.16	Non-Recourse	94
Section 11.17	Non-Survival of Representations, Warranties, and Covenants	94
Section 11.18	Conflicts and Privilege	95

EXHIBITS

Exhibit A	Shareholder Support Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Articles of Initial Merger
Exhibit F	Plan of Initial Merger
Exhibit G	PubCo Governing Documents
Exhibit H	SPAC Merger Certificate

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 5, 2022 (this “Agreement”), is made and entered into by and among (i) The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of the Company (“PubCo”), (ii) TG Venture Acquisition Corp., a Delaware corporation (“SPAC”), (iii) The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”) and (v) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”). Capitalized terms used but not previously defined shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by the Company, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Merger Sub 1 is a newly incorporated British Virgin Islands business company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly incorporated Delaware limited liability company, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), as applicable, (a) Merger Sub 1 will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Company will be the surviving entity of the Initial Merger and a direct, wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the documents required to implement the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving entity of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, upon the Initial Merger Effective Time, (a) the holders of Company Shares (as defined below) will receive (i) Class A Ordinary Shares of PubCo, par value US$0.0001 per share (“PubCo Ordinary Shares”) in accordance with this Agreement, the Plan of Initial Merger, and the PubCo Governing Documents (as defined below), and (b) upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive PubCo Ordinary Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (i) have agreed that they will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of a written consent), the Mergers, and the other Transactions (as defined below), and (ii) consent to the termination of Amended and Restated Shareholders’ Agreement Relating to the Hive Worldwide Limited, dated as of June 1, 2022, effective at the Closing (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor has agreed that it will not transfer and will vote its shares of SPAC Capital Stock (as defined below) or any additional shares of SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals (as defined below);

WHEREAS, as a material inducement to SPAC to enter into this Agreement and consummate the Transactions, each of the principal company executives and employees listed on Section 1 of the Company Disclosure Letter will enter into an executive employment agreement to take effect upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and certain Company Shareholders have entered into lock-up agreements in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders have agreed that they will not sell, for the period set forth in the Lock-Up Agreements, the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, at Closing, PubCo, Sponsor, and certain Company Shareholders will enter into a registration rights agreement (substantially in the form attached hereto as Exhibit D) pursuant to which, among other things, PubCo will agree to provide such shareholders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1, the board of directors of Merger Sub 2 and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code (as defined below), (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the Initial Merger and the SPAC Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (as defined below) (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b), and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1     Definitions .. As used herein, the following terms shall have the following meanings:

               “Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means, (i) as to the Company, a transaction concerning the sale or transfer of (a) all or any material part of the business or assets of the Flexi Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Flexi Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 6.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, and (iv) the PubCo Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Articles of Initial Merger” means the articles of merger substantially in the form attached hereto as Exhibit E and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or the British Virgin Islands are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Articles” means the amended and restated articles of association of the Company adopted on November 10, 2017.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00. As of the date hereof, assuming the sum of the Fully Diluted Company Shares is 253,938, the Company Exchange Ratio would be 74.82141.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Flexi Companies, taken as a whole or (ii) the ability of the Flexi Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business, securities, or financial market conditions generally; (c) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any action or omission of a Flexi Company taken pursuant hereto or thereto or in contemplation thereof; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures, any Permitted COVID-19 Measures or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (f) any failure in and of itself of any Flexi Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (g) any Events generally applicable to the industries or markets in which the Flexi Companies operate; (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Letter (as defined below); (i) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (i)) of, SPAC; (j) any Events that are cured by the Company prior to the Closing; (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (l) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Flexi Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate, shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the amended and restated memorandum of association of the Company adopted on November 10, 2017.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares of the Company, no par value, as defined in the Company Memorandum.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Flexi Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Flexi Companies at or after the Closing pursuant to any agreement to which any of the Flexi Companies is a party prior to the Closing that become payable (including if subject to continued employment) as a result of the execution of this Agreement or an Ancillary Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains or otherwise gains access to (without necessarily obtaining) sensitive data (including Personal Information) and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information (including Personal Information) to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Flexi Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Company Intellectual Property, whether existing or being developed.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent (as defined below).

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Flexi Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or local equivalent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter (as defined below).

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Flexi Companies” means, collectively, the Company and its Subsidiaries (but not, for the avoidance of doubt, PubCo) and “Flexi Company” means any one of the Flexi Companies.

“Fully Diluted Company Shares” means the total number of issued and outstanding Company Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully diluted basis. As of the date hereof, there are 253,938 Fully Diluted Company Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its certificate of incorporation and memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (“PCBs”), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) Proprietary Information (including knowledge databases, customer lists and customer databases); (v) all uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (vi) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (vii) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (viii) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (ix) all rights and powers to assert, defend and recover title to any of the foregoing; (x) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Flexi Companies and used in their business as currently conducted.

“Key Company Shareholders” means the persons and entities listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Flexi Companies or to which the Flexi Companies otherwise have a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Flexi Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Merger Consideration” means US$190,000,000.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NDA” means the confidentiality agreement, dated as of July 25, 2022, between SPAC and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Flexi Companies.

“Owned Real Property” means all real property owned in fee simple by any of the Flexi Companies.

“Patents” means all (i) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (ii) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (iii) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or that are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (ii) Liens for Taxes (A) not yet due and payable or that are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP (with respect to SPAC) or IFRS (with respect to the Flexi Companies), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate, up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Flexi Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Flexi Companies, (xi) Liens identified in the Company Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Flexi Companies, and (xiv) Liens existing on the date hereof and listed on Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means: (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (ii) all other data or information (including sensitive personal data or information as defined under applicable Law) that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the BVI Act with the consent of SPAC and the Company.

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully Diluted Company Shares.

“Privacy Laws” means (i) all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident or breach notifying requirements, (ii) all Laws relating to spam, direct marketing, or unsolicited electronic communications and (iii) similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority pursuant to (i) and (ii).

“Private Placement Warrants Purchase Agreement” means the Private Placement Warrants Purchase Agreement, dated November 2, 2021, by and between the Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement (as defined below) and that shall be (a) a proxy statement of SPAC with respect to the matters to be submitted to the SPAC Stockholders at the SPAC Stockholder Meeting (as defined below) and (b) a prospectus of PubCo, including all amendments and supplements thereto.

“PubCo Governing Documents” means the amended and restated memorandum of association and articles of association of PubCo, substantially in the form attached hereto as Exhibit G, to be adopted by PubCo and registered by the BVI Registrar prior to Closing.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Real Property Leases” means leases, lease guaranties, subleases, licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to the Flexi Companies, including all amendments and modifications thereof (excluding any such agreements for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases).

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Remedial Action” means all action required under applicable Laws: (i) to clean up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (ii) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (iii) to perform pre-remedial studies, investigations or monitoring in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means all (i) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (ii) electronic data, Databases and data collections and (iii) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated November 1, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Exchange Ratio” means the exchange of SPAC Common Stock for PubCo Ordinary Shares on a one-for-one basis.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business, securities or financial market conditions generally; (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter; (g) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company; (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (i) any Events that are cured by SPAC prior to the Closing; or (j) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) Transfer Taxes and (iii) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated November 2, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Sponsor” means Tsangs Group Holdings Limited.

“Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(iii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet (as defined below)).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Agreement	Preamble
Agreement End Date	10.1(h)
Amended and Restated SPAC Warrant Agreement	7.5
Anti-Money Laundering Laws	3.25
Assumed SPAC Warrant	2.3(g)(iv)
Bridge Loan	8.9
BVI Act	Recitals
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Advised Parties	11.18(f)
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Certificates	2.6(a)
Company Cure Period	10.1(h)
Company Deal Communications	11.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Intervening Event	8.2(c)(iii)
Company Intervening Event Change in Recommendation	8.2(c)(iii)
Company Intervening Event Notice Period	8.2(c)(iii)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Transaction Expenses Certificate	2.1(a)
Company Written Consent	8.2(c)(i)
D&O Indemnified Parties	6.4(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
Dissenting Shares	2.7(a)
DLLCA	2.3(a)
Earnout Event	2.9(b)
Earnout Shares	2.9(a)
ERISA	3.21(a)
Exchange Agent	2.6(a)
FCPA	3.24
Foreign Antitrust Laws	2.9(d)
Initial Conversion	2.3(g)(ii)
Initial Merger	Recitals
Initial Merger Constituent Corporations	2.2(b)

Initial Merger Effective Time	2.2(c)
Initial Merger Filing Documents	2.2(c)
Intended Tax Treatment	Recitals
Interim Period	6.2
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)
Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.13
Letter of Transmittal	2.6(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.6(e)
Material Contract	3.5(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	5.2(a)
Merger Sub 2	Preamble
Mergers	Recitals
New SPAC Governing Documents	2.3(d)
Payment Spreadsheet	2.1(c)
Prior Company Counsel	11.18(f)
Prior SPAC Counsel	11.18(a)
Privacy Policies	3.6(l)
Privileged Company Deal Communications	11.18(g)
Privileged SPAC Deal Communications	11.18(b)
PubCo	Preamble
PubCo Board	Recitals
PubCo Ordinary Shares	Recitals
PubCo Share	5.2(a)
Public Stockholders	11.1
Q1 Financial Statements	6.7(a)
Q2 Financial Statements	6.7(a)
Q3 Financial Statements	6.7(b)
Registration Statement	8.2(a)(i)
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Released Claims	11.1
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Certificates	2.6(a)
SPAC Cure Period	10.1(i)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financial Statements	4.4(a)

SPAC Financing Certificate	2.1(b)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Constituent Corporations	2.3(b)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.12
SPAC Stockholder Meeting	8.2(b)(i)
Sponsor Support Agreement	Recitals
Stockholder Certificates	2.6(a)
Stockholder Litigation	8.5
Surviving Corporation	Recitals
Surviving Corporation Governing Documents	2.2(d)
Terminating Company Breach	10.1(h)
Terminating SPAC Breach	10.1(i)
Top Customers	3.29(c)
Top Vendors	3.29(a)
Transaction Proposals	8.2(b)(i)
Transmittal Documents	2.6(c)
Trust Account	11.1
Trust Agreement	4.13
Trustee	4.13

Section 1.2           Construction

(a)         Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; and (viii) the word “or” shall be disjunctive but not exclusive.

(b)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)         References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Flexi Companies).

(f)          Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

           Section 1.3          Knowledge . As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter, and (b) the phrase “to the knowledge of SPAC” shall mean the knowledge of the individuals identified on Section 1.3(b) of the SPAC Disclosure Letter, in each case as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
TRANSACTIONS; CLOSING

             Section 2.1        Pre-Closing Actions .

(a)         Company Transaction Expenses Certificate. No later than three Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(b)         SPAC Financing Certificate. As soon as reasonably practicable (but in any event no later than one Business Day) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (ii) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; and (iii) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date pursuant to Section 2.5(c) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(c)          Payment Spreadsheet. Promptly following delivery by (i) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a) and (ii) SPAC of the SPAC Financing Certificate pursuant to Section 2.1(b) and, in any event, not less than two Business Days prior to the Closing Date the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Merger Consideration payable to each Company Shareholder (including the allocation of PubCo Ordinary Shares) in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by the parties hereto for purposes of issuing the Merger Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. In issuing the Merger Consideration, the parties hereto shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

              Section 2.2             The Initial Merger .

(a)          Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b)         Effect of the Initial Merger. From and after the Initial Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1 (the Company and Merger Sub 1 sometimes being referred to herein as the “Initial Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Initial Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Initial Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Initial Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Initial Merger Constituent Corporation shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Initial Merger Constituent Corporation; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Initial Merger; but all Liens upon any property of an Initial Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the BVI Act.

(c)         Execution and Filing of Initial Merger Filing Documents. At the Closing, and immediately prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Articles of Initial Merger exhibiting the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the BVI Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the BVI Registrar in accordance with the applicable provisions of the BVI Act. The Initial Merger shall become effective at such time as the Articles of Initial Merger are duly registered by the BVI Registrar, or at such later time, not exceeding 30 days as stated in the Articles of the Initial Merger and as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the BVI Act) (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d)         Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, shall continue to be the memorandum and articles of the Surviving Corporation until thereafter amended as provided therein and under the BVI Act (the “Surviving Corporation Governing Documents”).

(e)         Directors and Officers of the Surviving Corporation and PubCo.

               (i)          From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.3 of the Company Disclosure Letter shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

                                               (ii)         From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.3 shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(f)          Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g)         Effect of the Initial Merger on Company Shares.

               (i)          Company Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than any share referred to in Section 2.2(g)(ii) and any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Ordinary Shares that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein, without interest, subject to rounding pursuant to Section 2.6(h). As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.7(a)).

                                               (ii)         Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

                                               (iii)        Dissenting Shares. Each of the Dissenting Shares (as defined below) issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.7(a).

              Section 2.3              The SPAC Merger .

(a)          SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b)         Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, SPAC shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2 (SPAC and Merger Sub 2 sometimes being referred to herein as the “SPAC Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the SPAC Merger Constituent Corporations; and all rights, privileges, immunities, powers and franchises of each SPAC Merger Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such SPAC Merger Constituent Corporation, on whatever account, and all things in action or belonging to each SPAC Merger Constituent Corporations shall become vested in SPAC; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall become thereafter the property of SPAC as they are of the SPAC Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such SPAC Merger Constituent Corporations shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of a SPAC Merger Constituent Corporation shall thereafter attach to SPAC and may be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c)          Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger (substantially in the form attached hereto as Exhibit H) and such other documents as may be required in accordance with the applicable provisions of the DLLCA, the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL and the DLLCA. The SPAC Merger shall become effective at the later of (i) time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) and (ii) when the SPAC Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d)         Organizational Documents of the SPAC. At the SPAC Merger Effective Time, the SPAC Charter and the SPAC Bylaws, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated, each in customary form and substance mutually agreeable to SPAC and the Company (collectively, the “New SPAC Governing Documents”), and as so amended and restated shall be the certificate of incorporation and bylaws of the SPAC, until thereafter amended as provided therein and under the DGCL.

(e)          Directors and Officers of the SPAC.

               (i)          From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

                                               (ii)         From and after the SPAC Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation on Section 2.3(e) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(f)           Effect of the SPAC Merger on Merger Sub 2 Membership Interests. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of membership interests of Merger Sub 2, each membership interest in Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of SPAC Class A Common Stock, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of the SPAC.

(g)         Effect of the SPAC Merger on SPAC Capital Stock.

               (i)          SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

                                               (ii)         SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Capital Stock, (A) each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter (the “Initial Conversion”), and (B) immediately following the Initial Conversion, each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.6, such number of newly issued PubCo Ordinary Shares that are equal to the SPAC Exchange Ratio, without interest, subject to rounding pursuant to Section 2.6(h). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

               (iii)        SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

               (iv)        SPAC Warrants. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into a warrant to purchase one PubCo Ordinary Share (each, an “Assumed SPAC Warrant”). Each Assumed SPAC Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the SPAC Merger Effective Time, except that: (A) each Assumed SPAC Warrant shall be exercisable for that number of shares of PubCo Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of shares of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time multiplied by (2) the SPAC Exchange Ratio; and (B) the per share exercise price for each PubCo Ordinary Share issuable upon exercise of the Assumed SPAC Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of SPAC Class A Common Stock subject to the SPAC Warrant immediately prior to the SPAC Merger Effective Time by (2) the SPAC Exchange Ratio. In connection therewith and prior to the SPAC Merger Effective Time, PubCo shall take all actions necessary to execute an Amended and Restated SPAC Warrant Agreement (as defined below) pursuant to Section 7.5.

 Section 2.4   Closing . In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date that is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

              Section 2.5             Closing Deliverables .

(a)          At the Closing, the Company will deliver or cause to be delivered to SPAC:

               (i)          a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

               (ii)         copies of the written resignations of all of the directors and officers of PubCo effective as of the SPAC Merger Effective Time;

               (iii)        the Payment Spreadsheet; and

               (iv)       copies of the approvals, waivers or consents called for by Section 9.2(d), if any; and

               (v)        evidence, in form and substance reasonably satisfactory to SPAC, of cancellation of the PubCo Share (as defined below).

(b)         At the Closing, SPAC will deliver or cause to be delivered to the Company:

               (i)          a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

               (ii)         copies of the written resignations of all the directors and officers of SPAC, effective as of the SPAC Merger Effective Time; and

               (iii)        a copy of the executed Amended and Restated SPAC Warrant Agreement.

(c)          On the Closing Date, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.1(b).

(d)         At the Closing, SPAC shall repay in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to SPAC to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

              Section 2.6            Surrender of Company Securities and SPAC Securities and Disbursement of Stockholder Merger Consideration .

(a)          Prior to the Initial Merger Effective Time, PubCo (with the prior written consent of SPAC, which shall not be unreasonably withheld, conditioned or delayed) shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, Register of Members entries recording ownership of) (i) Company Shares (“Company Certificates”) and (ii) SPAC Common Stock (“SPAC Certificates,” and together with the Company Certificates, the “Stockholder Certificates”). At the Closing, PubCo shall deposit, or cause to be deposited, a copy of the register of members of PubCo with the Exchange Agent updated to reflect, at the Initial Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the Company Shareholders in accordance with the Payment Spreadsheet, and at the SPAC Merger Effective Time, the issuance of the Stockholder Merger Consideration receivable by the SPAC Stockholders. The Stockholder Merger Consideration shall be duly issued to the shareholders upon the entry of the names of the shareholders on the register of members of PubCo. Prior to the Initial Merger Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement and the Proxy Statement/Prospectus to the Company Shareholders and SPAC Stockholders, respectively, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder and each SPAC Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”) that shall specify that the delivery and/or cancellation of Stockholder Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Stockholder Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b)          Each Company Shareholder shall be entitled to receive his, her or its Stockholder Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares represented by such Company Shareholder’s Company Certificate(s) (excluding any Company Shares described in Section 2.2(g)(ii) or Dissenting Shares), as soon as reasonably practicable after the Initial Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates and/or appropriate entry in the register of members of the Company to reflect such cancellation) of the following items prior thereto: (i) the Company Certificate(s) (where Company Certificate(s) was or were issued) representing his, her or its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal; and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Initial Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate in accordance with the Payment Spreadsheet.

(c)          Each SPAC Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the SPAC Capital Stock represented by such SPAC Stockholder’s SPAC Certificate(s) (excluding any shares of SPAC Capital Stock described in Section 2.3(g)(iii)), as soon as reasonably practicable after the SPAC Merger Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of SPAC Certificates) of the following items prior thereto: (i) the SPAC Certificate(s) representing his, her or its shares of SPAC Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.6(b), collectively, the “Transmittal Documents”). Until so surrendered and/or cancelled, each such SPAC Certificate shall represent after the SPAC Merger Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such SPAC Certificate.

(d)          If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled SPAC Certificate is registered, or who is registered as the shareholder in the Company’s register of members, immediately prior to the Initial Merger Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Initial Merger Effective Time and in case of SPAC Capital Stock, the transfer of such SPAC Capital Stock shall have been permitted in accordance with the terms of the SPAC Governing Documents, each as in effect immediately prior to the SPAC Merger Effective Time, (ii) such Stockholder Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)          Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the Company Shareholder or SPAC Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Company Shares or SPAC Capital Stock represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.6(e) shall be treated as a Stockholder Certificate for all purposes of this Agreement.

(f)          After the Initial Merger Effective Time or the SPAC Merger Effective Time, there shall be no further registration of transfers of Company Shares and shares of SPAC Capital Stock, respectively. If, (i) after the SPAC Merger Effective Time, SPAC Certificates are presented to the SPAC, PubCo or the Exchange Agent or, (ii) after the Initial Merger Effective Time, Company Certificates are presented to the Company, PubCo or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.6. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Initial Merger Effective Time or the SPAC Merger Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates, as applicable, that have not yet been surrendered with respect to the PubCo Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates, as applicable, shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the SPAC Merger Effective Time and surrender of any such SPAC Certificates (or delivery of a Lost Certificate Affidavit) or following the Initial Merger Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), as applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the SPAC Merger Effective Time (in the case of the SPAC Certificates (or a Lost Certificate Affidavit)) or the Initial Merger Effective Time (in the case of the Company Certificates (or a Lost Certificate Affidavit)) theretofore paid with respect to such PubCo Ordinary Shares.

(g)          All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or SPAC Capital Stock, as applicable, represented by such Stockholder Certificates.

(h)          Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded to the nearest whole PubCo Ordinary Share, without payment in lieu of such fractional shares.

              Section 2.7             Appraisal and Dissenter’s Rights .

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Act, Company Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 179 of the BVI Act and otherwise complied with all of the provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares”) shall not be converted into, and any such Company Shareholder shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 179 of the BVI Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 179 of the BVI Act.

(b)         Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 179 of the BVI Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 179 of the BVI Act. Subject to the requirements of the BVI Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 179 of the BVI Act.

              Section 2.8             Withholding . Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

             Section 2.9              Earnout .

(a)         The Company Shareholders shall have the right to receive an aggregate of up to 2,900,000 additional PubCo Ordinary Shares (the “Earnout Shares”) based on the revenue of PubCo during the two-year period after the Closing Date in accordance with this Section 2.9. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares as follows:

(b)         In the event (each, an “Earnout Event”) PubCo’s revenue, in each case as reported on PubCo’s audited consolidated statement of profit or loss and other comprehensive loss included in PubCo’s Annual Report on Form 20-F for the applicable period, is equal to or greater than:

              (i)           US$40,000,000 for the fiscal year ending December 31, 2023, then PubCo shall issue an aggregate of 500,000 PubCo Ordinary Shares to the Company Shareholders; and

              (ii)          US$57,000,000 for the fiscal year ending December 31, 2024, then PubCo shall issue an aggregate of 2,400,000 PubCo Ordinary Shares to the Company Shareholders.

                Such issuances shall be made promptly (and in any event no later than the third Business Day) following the filing of PubCo’s Annual Report on Form 20-F for the applicable period. PubCo shall, or shall cause its transfer agent to, provide evidence of such issuance to each Company Shareholder promptly thereafter.

(c)           The applicable number of Earnout Shares issued for each applicable Earnout Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting PubCo’s Ordinary Shares after the Closing.

(d)         No Earnout Shares issuable pursuant to this Section 2.9, if any, shall be released to any Company Shareholder who is required to file notification pursuant to the HSR Act or under any applicable antitrust or other competition Laws of any non-United States jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Shareholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Earnout Shares).

(e)          The Company Shareholders shall enter into a separate agreement with PubCo that establishes the manner in which the Earnout Shares shall be allocated among them, and at the time of any Earnout Event, shall notify PubCo as to the amount of Earnout Shares that shall be issued to the respective Company Shareholders.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC as follows, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

             Section 3.1            Organization, Good Standing, Corporate Power and Qualification . The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Flexi Company, including all amendments thereto as in effect as of the date of this Agreement.

             Section 3.2              Subsidiaries; Capitalization .

(a)          The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b)         As of the date of this Agreement, the maximum number and the classes of shares that the Company is authorized to issue is 2,000,000 shares, divided into (i) 1,000,000 ordinary shares, 253,938 of which are issued and outstanding on the date hereof, and (ii) 1,000,000 class B shares, none of which are issued and outstanding on the date hereof.

(c)          All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d)         Except as set forth on Section 3.2(d) of the Company Disclosure Letter, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares.

(e)          Except as set forth on Section 3.2(e) of the Company Disclosure Letter or the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share numbers contained in this Section 3.2.

(f)          The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger.

             Section 3.3              Due Authorization . All corporate action on the part of each of the Flexi Companies necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

             Section 3.4              Financial Statements .

(a) The Company has made available to SPAC the consolidated statement of financial position of the Flexi Companies as of June 30, 2022, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended (collectively, the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and (to the extent required in accordance with Section 6.7(b)) the Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Unaudited Financial Statements, and upon Closing, the Company Audited Financial Statements, including any related notes, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Flexi Companies as of the dates and during the periods indicated. The Company Unaudited Financial Statements have been, and, upon Closing, the Company Audited Financial Statements will have been, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)         The Company has procedures in place designed to reasonably ensure that material information relating to the Flexi Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Flexi Companies) is made known to the management of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)         Since December 31, 2019, neither the Company nor, to the knowledge of the Company, any Representative of any of the Flexi Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Flexi Companies with respect to the Company’s financial reporting or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the knowledge of the Company, since December 31, 2019, no attorney representing any of the Flexi Companies, whether or not employed by any of the Flexi Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Flexi Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of the Company’s Subsidiaries or any committee thereof or to any director or officer of any of the Flexi Companies.

(d)         Since December 31, 2019, none of the Flexi Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the Company Unaudited Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

             Section 3.5              Material Contracts .

(a)          Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any Flexi Company is a party, by which any Flexi Company is bound or to which any Flexi Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

               (i)          obligations of, or payments to, any of the Flexi Companies of $250,000 or more;

               (ii)         any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

               (iii)       each Real Property Lease;

               (iv)       Contracts with Top Vendors (as defined below) or Top Customers (as defined below);

               (v)        any IP Licenses (as defined below) required to be listed on Section 3.6(f) of the Company Disclosure Letter;

               (vi)       Contracts with any Governmental Authority;

               (vii)      Contracts that: (A) will remain in effect immediately following the Closing and limit the right of any Flexi Company to engage in any line of business or in any geographic area, or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Flexi Company; or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Flexi Company;

               (viii)     Contracts between (A) on the one hand, any of the Flexi Companies, and (B) on the other hand, any Company Shareholder;

               (ix)        Contracts that in the Company’s determination would be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

               (x)         any collective bargaining agreement or similar Contracts with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Flexi Company;

               (xi)        any Contracts (including employment agreements, compensation agreements and agreements containing non-competition, non-solicitation, confidentiality or similar covenants) with any employees, Contract Workers, officers or directors of any Flexi Company that exceeds $200,000 in value; or

               (xii)       any Contracts with any employees, Contract Workers, officers or directors of any Flexi Company that provides for severance, retention, bonus, retirement or other similar payments or benefits, other than as required by applicable Law.

(b)         True, correct and complete copies of the Contracts listed on Section 3.5(a) of the Company Disclosure Letter have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c)          Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Material Contracts are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Flexi Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Material Contract.

(d)         Since December 31, 2019, none of the Flexi Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, shares or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel and other business expenses.

             Section 3.6              Intellectual Property .

(a)          Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property that is Registered IP, in each case, (i) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (ii) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b)         Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c)         There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Flexi Companies is a party with respect to any material Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Flexi Companies.

(d)         The Flexi Companies (i) are the sole and exclusive owner of, and possess all right, title and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Flexi Companies in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Flexi Companies as conducted prior to the Closing. The Flexi Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Flexi Companies, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Company Disclosure Letter, none of the Flexi Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e)          All of the Owned Intellectual Property that is material to the business of the Flexi Companies, including any and all registrations, issuances and applications thereof, is enforceable, subsisting and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Flexi Companies, and all filings related thereto have been duly made. The Flexi Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f)          Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Flexi Companies use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $50,000) or (ii) pursuant to which the Flexi Companies have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, SPAC either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Flexi Companies or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Flexi Companies or, to the knowledge of the Company, the other parties thereto under any IP License. The Flexi Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract that, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Flexi Companies have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g)          To the Company’s knowledge, neither the operation and conduct of the business of the Flexi Companies (including company products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2016, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Mergers will not cause the operation and conduct of the business of the Flexi Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2016, none of the Flexi Companies has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Flexi Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Flexi Companies have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Flexi Companies or used by the Flexi Companies in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Flexi Companies in any Licensed Intellectual Property.

(h)         Except as described in Section 3.6(h)(1) of the Company Disclosure Letter, the Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business in all material respects from and after the Initial Merger as presently carried on by Flexi Companies, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Company Disclosure Letter, upon the Closing, the Flexi Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Flexi Companies enjoyed immediately prior to the Closing.

(i)           The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material defects, (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software and (v) comply with applicable standards and regulations wherever located. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j)           Except as set forth on Section 3.6(j) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Flexi Companies has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Flexi Companies, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k)         Except as set forth on Section 3.6(k) of the Company Disclosure Letter, since December 31, 2019, to the Company’s knowledge, no Computer Security Incident has occurred involving any of the Flexi Companies or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Flexi Companies implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Flexi Companies implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l)           Section 3.6(l) of the Company Disclosure Letter identifies all relevant privacy policies regarding the Processing of Personal Information by or on behalf of the Flexi Companies (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(m)         The Flexi Companies have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any data security incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. The Flexi Companies have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Flexi Companies are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n)          No Actions are pending or, to the knowledge of the Company, threatened against any of the Flexi Companies relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Flexi Companies have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors, Affiliates and other Persons whose relationship with the Flexi Companies involves the relevant service provider, vendor, Affiliate or other Person Processing any Personal Information on behalf of the Flexi Companies and, where required, such agreements comply with Privacy Laws applicable to the Flexi Companies.

(o)          The Flexi Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Flexi Companies. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Flexi Companies, including those used in connection with the business of the Flexi Companies by any Person, (ii) no employee, agent or other Contract Worker of the Flexi Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Flexi Companies and (iii) no employee, agent or other Contract Worker of the Flexi Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Flexi Companies.

(p)         Each current and former employee of the Flexi Companies who works or worked in connection with any part of the business of the Flexi Companies, and each current and former Contract Worker who provides or provided services to the Flexi Companies, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Flexi Companies all right, title and interest in and to all Intellectual Property developed during the term of such employee’s employment or such Contract Worker’s work for the Flexi Companies, except to the extent that the Flexi Companies have acquired rights to such Intellectual Property by operation of Law, and has waived or agreed not to exercise all moral rights therein to the extent applicable and legally permissible.

             Section 3.7              Title to Properties and Assets; Liens . Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the Flexi Companies has good and marketable title to, or a valid leasehold interest in or license or right to use, its material properties and assets, including the Company Intellectual Property, used or held for use in the operation of its business as currently conducted, in each case (other than with respect to leased properties, which is addressed below) free and clear of any Lien, other than Permitted Liens. With respect to any such leased properties and assets, each of the Flexi Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Flexi Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Flexi Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Flexi Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

             Section 3.8              Real Property .

(a)          Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property, including the name(s) of the Flexi Company party to such Real Property Lease, the name of the landlord for such Real Property Lease, the location and physical address for such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease, any security deposits or letters of credit for such Real Property Lease, the square footage for any such Real Property Leases that exceed 10,000 square feet, the commencement date, rental payment start date and expiration date for such Real Property Lease, and any extension rights for such Real Property Lease. Except as disclosed in Section 3.8(a) of the Company Disclosure Letter, as of the date of this Agreement, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the applicable Flexi Company party thereto. With respect to each parcel of Leased Real Property, as of the date of this Agreement:

               (i)           the Company or another of the Flexi Companies holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens;

               (ii)          the Flexi Companies have delivered or made available to SPAC true, correct and materially complete copies of all Real Property Leases, and none of such Real Property Leases have been amended or modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered or made available to SPAC;

               (iii)         except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company’s possession and quiet enjoyment of the Real Property under such Real Property Leases has been materially disturbed, and, to the knowledge of the Flexi Companies, there are no material disputes with respect to such Real Property Leases;

              (iv)          except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company has knowledge of, nor has received any written notice of, any default or breach by the applicable Flexi Company under any of the Real Property Leases that remains uncured or outstanding;

               (v)          except as set forth on Section 3.8(a) of the Company Disclosure Letter, no Flexi Company is engaged in negotiations to terminate any of the Real Property Leases. In connection with any mutual termination of the Real Property Leases by the Company or applicable Subsidiary party to such Real Property Lease and the landlord for such Real Property Lease (“Lease Terminations”) within the 12 months immediately preceding the date of this Agreement, the Company has obtained valid and binding written agreements from the lessor party to such Real Property Leases, and true and correct copies of all agreements related to such Lease Terminations have been delivered or made available to SPAC. As of the date of this Agreement, (A) except as set forth on Section 3.8(a) of the Company Disclosure Letter, no termination payments by any Flexi Company required under the Lease Terminations are due and payable, and (B) Section 3.8(a) of the Company Disclosure Letter sets forth a true and correct list of all termination payments by the Flexi Companies required under the Lease Terminations that are not yet due and payable; and

               (vi)         each Flexi Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(b)          No Flexi Company is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Company Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c)           Section 3.8(c) of the Company Disclosure Letter lists the street address of each parcel of Owned Real Property, including the name of the applicable owner. With respect to the Owned Real Property, the Flexi Companies have delivered or made available to SPAC true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Flexi Company acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property.

(d)          The Flexi Companies have good, valid and marketable fee simple title to all Owned Real Property. All such properties and assets are free and clear of Liens except for Permitted Liens.

(e)          All buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property are in reasonable operating condition and repair in all material respects.

(f)           The use and operation of the Real Property in the conduct of the Flexi Companies’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Flexi Companies.

(g)          To the knowledge of the Flexi Companies, there is no pending condemnation, eminent domain or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. No written notice of such a proposed condemnation has been received by any Flexi Company.

(h)          As of the date of this Agreement, the Real Property comprises all of the material real property used in the Flexi Companies’ business (excluding any real property used for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases) and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Flexi Companies have all necessary governmental licenses, authorizations, permits and permissions used in or relating to such Real Property or the Flexi Companies’ operations at such Real Property. With respect to each parcel of Real Property, except as set forth on Section 3.8(h) of the Company Disclosure Letter, as of the date of this Agreement:

               (i)           since December 31, 2019, no Flexi Company has received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Real Property or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to adversely affect, or disrupt, the ordinary course operation of the business of the occupants of such Real Property except as would not reasonably be expected to result in a Company Material Adverse Effect;

              (ii)           except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which any Flexi Company has granted to any party or parties the right of use or occupancy of any portion of the Real Property pursuant to which the Company receives more than $250,000 per calendar year in connection with such agreement;

              (iii)          except for this Agreement, there exists no contract, agreement or commitment to purchase by a third party all or any portion of the Owned Real Property;

              (iv)         no Flexi Company has received written notice from any Governmental Authority of any violation by it of any Llaws applicable (or alleged to be applicable) to the Real Property, or any part thereof, except as would not reasonably be expected to result in a Company Material Adverse Effect;

              (v)          there exist no pending or, to the knowledge of the Flexi Companies, threatened in writing, Actions against any Flexi Company or the Owned Real Property that would, if determined adversely to any Flexi Company, materially and adversely affect the applicable Flexi Company’s operations at such Real Property or such Flexi Company’s ability to perform its obligations under this Agreement; and

              (vi)         no Flexi Company is subject to any claims of any unpaid brokerage fees, finders’ fees or other commission with respect to the Real Property that are delinquent or overdue as of the date of this Agreement.

             Section 3.9               Environmental Matters .

             Except as set forth in Section 3.9 of the Company Disclosure Letter:

(a)          (i) except for matters that have been fully resolved, each Flexi Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Flexi Company is responsible for such compliance;

(b)          each Flexi Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Flexi Company have been made available to SPAC;

(c)          no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Flexi Company on, in, under or from the Real Property except in compliance with all Environmental Laws and Environmental Permits;

(d)          there are no underground storage tanks, asbestos, asbestos-containing materials, PCBs or PCB wastes located, contained, used or stored at or on any Real Property for which any Flexi Company is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(e)          no Flexi Company has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(f)           there are no acts by any Flexi Company that have given rise to any material liability under Environmental Laws;

(g)          no Flexi Company has received written notice that any Hazardous Materials generated by any Flexi Company or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(h)          no Flexi Company nor, to the Company’s knowledge, any of their respective predecessors, has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(i)           no Flexi Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to: (i) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (ii) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(j)           the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company or any Flexi Company within the last 10 years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Flexi Company at, in, on or under the Real Property; and (ii) a copy of any environmental investigation or assessment of the Real Property conducted by the Company or any Flexi Company or any environmental consultant engaged by any of them within the past five years; and

(k)          the Real Property is not subject to any Lien for which any Flexi Companies is responsible securing the costs of any Remedial Action arising under Environmental Laws.

              Section 3.10           Compliance with Other Instruments . None of the Flexi Companies is in material violation of any term of its Governing Documents. None of the Flexi Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Company Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for obtaining the Company Written Consent, the filing of the Initial Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Flexi Companies is a party or by which any of the Flexi Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

              Section 3.11           Compliance with Laws . Each of the Flexi Companies is in compliance with, and since December 31, 2019, has been in compliance with, all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Flexi Companies. Since December 31, 2019, none of the Flexi Companies has received any written notice from a Governmental Authority of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

              Section 3.12            Absence of Changes . Since the date of the most recent Company Unaudited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Flexi Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements and the Transactions and transactions in connection with Company Shares and related agreements and Indebtedness, the terms of which have been made available to SPAC), and (c) none of the Flexi Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $50,000 individually or $250,000 in the aggregate to any Person other than any of the other Flexi Companies other than non-exclusive licenses in the Ordinary Course.

              Section 3.13           Litigation . Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened, against any of the Flexi Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Flexi Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Flexi Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Flexi Companies is a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by any of the Flexi Companies currently pending or that any of the Flexi Companies currently intends to initiate, except in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

              Section 3.14           Insurance . Each of the Flexi Companies has in full force and effect insurance policies and bonds as described in Section 3.14 of the Company Disclosure Letter (the “Insurance Policies”) that cover such risks and are in such types and amounts as are reasonable for the businesses of the Flexi Companies and as required by contracts and Law. True, correct and complete copies of the Insurance Policies have previously been made available to SPAC in the virtual data room. No Insurance Policies, or their predecessors, are written on the basis of a retrospective premium, audited premium, captive insurer or reinsurer, fronting policy or similar basis to any of the foregoing. All premiums for the Insurance Policies and their predecessors have been paid, and no written notice of cancellation or termination has been received by any of the Flexi Companies with respect to any Insurance Policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to a Flexi Company may exceed $150,000 in the aggregate.

             Section 3.15           Governmental Consents . Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Flexi Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (iii) the Regulatory Approvals, (iv) any necessary filings under the HSR Act and (v) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             Section 3.16           Permits . Each of the Flexi Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Flexi Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

             Section 3.17            Registration and Voting Rights . Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Flexi Companies is presently under any obligation and has not granted any rights to register under the Securities Act the offer and sale any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Flexi Companies has entered into any agreements with respect to the voting of Company Shares.

             Section 3.18            Brokers or Finders . Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Flexi Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Flexi Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement, or the Transactions.

             Section 3.19             Related-Party Transactions . Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a)           no director, officer or employee of any of the Flexi Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Flexi Companies, nor are any of the Flexi Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party;

(b)          to the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Flexi Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Flexi Companies, not including any equity of publicly traded companies that may compete with any of the Flexi Companies; and

(c)          no Related Party is directly or indirectly interested in any Contract with any of the Flexi Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) employment with, or the provision of services to, a Flexi Company entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation).

             Section 3.20             Labor Agreements and Actions; Employee Compensation .

(a)          None of the Flexi Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, labor management council or similar employee representative group, and, to the Company’s knowledge, no labor union, labor management council or similar employee representative group has requested or has sought to represent any of the employees of any of the Flexi Companies. There is no strike or other labor dispute involving any of the Flexi Companies pending, or to the Company’s knowledge, threatened, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Flexi Companies.

(b)          To the Company’s knowledge, no officer, management employee or any group of management employees intends to terminate their employment with any of the Flexi Companies, nor does any of the Flexi Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Flexi Companies is currently providing full-time services to the conduct of the business of each of the Flexi Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c)          Except as set forth in the Company Disclosure Letter, the employment of each officer, employee and Contract Worker of each of the Flexi Companies is terminable by each of the Flexi Companies pursuant to applicable Law and no such individual is entitled to any compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer, employee or Contract Worker is employed.

(d)          Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Flexi Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e)          With respect to all current and former Persons who have performed services for or on behalf of any of the Flexi Companies, each of the Flexi Companies is in compliance, and since December 31, 2019, has complied in all material respects with all applicable labor and employment Laws, including equal employment opportunity, wage and hour, compensation, overtime requirements, classification of employees and independent contractors (or other Contract Workers) (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation and the withholding and payment of all applicable Taxes, and COVID-19 Measures related to employment, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f)           The Flexi Companies have since December 31, 2019, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or Contract Workers who have performed services for or on behalf of any of the Flexi Companies and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Flexi Company in accordance with such classifications.

(g)          Set forth on Section 3.20(g) of the Company Disclosure Letter is a complete and accurate list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement and separately for each Flexi Company, of all their employees including for each such employee his or her: (i) name (redacted where required by applicable Laws); (ii) employing entity; (iii) job title; (iv) location; (v) date of hire (or date of recognized seniority if earlier); (vi) status as a full-time or part-time employee; (vii) base salary or wage rate; (viii) whether the position is classified by the applicable Flexi Company as exempt from overtime pay (as applicable under local Laws); (ix) 2021 bonus or commission; (x) 2022 bonus or commission opportunity; (xi) the application of any applicable modern awards (for employees located in Australia); and (xii) whether the employee is not actively at work for any reason other than vacation, and the reason for such absence, as of the date of this Agreement.

(h)          Set forth on Section 3.20(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Flexi Company, of all individuals who perform services for any of the Flexi Companies as a Contract Worker (including for the avoidance of doubt, as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern), including for each such individual his or her name (redacted where required by applicable Laws), services performed, and rate of compensation (if any), and location at which such individual performs services for such Flexi Company.

(i)           There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened, involving any employee or Contract Worker. To the knowledge of the Company there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries, (v) whistleblower retaliation against the Company or (vi) wage and hour laws, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before any Governmental Authority.

             Section 3.21            Employee Benefit Plans .

(a)          The Company has made available to SPAC in the virtual data room each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) any other employee or compensatory benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, or other individual services agreement (except as those providing for notice, severance or other termination indemnities no greater than required by applicable Laws pursuant to form employment agreements provided by the Company), which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Flexi Companies, or to which any of the Flexi Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Flexi Companies or their spouses, beneficiaries or dependents, or with respect to which any of the Flexi Companies has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Flexi Companies. None of the Flexi Companies has communicated to present or former employees of any of the Flexi Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third-party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports filed with any applicable Governmental Authority with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by any Governmental Authority with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)         Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and, to the knowledge of the Company, no Event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)          All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Flexi Companies.

(d)          No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, Contract Workers or directors of any of the Flexi Companies (or any spouse, beneficiary or dependent thereof), other than as required by applicable Law.

(e)          No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Flexi Companies that could subject any Company Benefit Plan, any of the Flexi Companies, PubCo, SPAC or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability penalty, Tax or fine under applicable Laws, including liability for a breach of fiduciary duty, or which could result in the imposition of a Lien on the assets of any of the Flexi Companies.

(f)           None of the Flexi Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under or with respect to (i) a pension plan that as per Title IV of ERISA (whether or not subject to ERISA) or any other defined benefit pension plan or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA, whether or not subject to ERISA) at any time.

(g)         With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit (nor has written notice been received of a potential investigation or audit) by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h)         No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Flexi Companies (other than the Company or one of its Subsidiaries) that could subject any of the Flexi Companies, PubCo, SPAC or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, or that could result in the imposition of a Lien on the assets of any of the Flexi Companies.

(i)           Except as set forth in Section 3.21 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Flexi Companies to any severance pay or any other compensation payable by any of the Flexi Companies, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Flexi Companies or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance with all applicable Laws.

(k)          None of the Flexi Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Flexi Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

(l)           The Flexi Companies and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) (whether or not subject to ERISA) is in compliance with applicable Laws. No event has occurred and no condition or circumstance exists that could subject any of the Flexi Companies or any Company Health Plan to material penalties, fines or Taxes under applicable Laws.

(m)         None of the Flexi Companies has hired or engaged any employees or Contract Workers, or established, adopted, sponsored, contributed to or maintained any Company Benefit Plan, in the United States or United States territory, at any time.

             Section 3.22           Tax Matters . Each of the Flexi Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Flexi Companies has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Flexi Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Flexi Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Flexi Companies has withheld or collected from each payment made to or received from its employees, independent contractors, shareholders, customers or other parties, all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Flexi Companies (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Flexi Companies. None of the Flexi Companies has been a member of an affiliated, consolidated, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than another Flexi Company), as a transferee or successor, or by contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course and not primarily relating to Taxes). None of the Flexi Companies is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code. None of the Flexi Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause the SPAC to use its cash to make one or more loans to the Surviving Corporation or its Affiliates or otherwise transfer cash to the Surviving Corporation or its Affiliates for use in a trade or business as provided in Section 8.4(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

             Section 3.23           Books and Records . The minute books of each of the Flexi Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the applicable Subsidiary’s shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the applicable Subsidiary’s board of directors (or similar governing body), as applicable. The registers of members of each of the Flexi Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Flexi Companies.

             Section 3.24            Foreign Corrupt Practices Act . None of the Flexi Companies nor, to the Company’s knowledge, any of their respective Affiliates, directors, officers, employees, nor any agents, distributors, resellers, or other third parties acting for or on behalf of any of the foregoing, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Flexi Companies to obtain or retain business for, or direct business to, any of the Flexi Companies. None of the Flexi Companies nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Flexi Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Flexi Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority and responsibility over the company’s assets.

             Section 3.25          Anti-Money Laundering . The operations of each of the Flexi Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Flexi Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Flexi Companies, and no Action by or before any Governmental Authority involving any of the Flexi Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

             Section 3.26            Sanctions . None of any of the Flexi Companies nor, to the knowledge of the Company, any of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia and Syria). For the past five years, to the Company’s knowledge, none of the Flexi Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

             Section 3.27          Takeover Statutes and Stockholder Rights Plans . The Company Board has taken all actions necessary so that any restrictions on a “business combination” contained under any foreign Laws will be inapplicable to the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Flexi Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Flexi Companies is subject, party or otherwise bound.

             Section 3.28            Board Approval . The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company and the Company Shareholders, (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve and adopt this Agreement, the Mergers and the other Transactions and execute the Company Written Consent, and (d) approved the terms of this Agreement and the Ancillary Agreements (and the performance by the Company of its obligations hereunder and thereunder) and the execution thereof.

             Section 3.29            Vendors and Customers .

(a)          Section 3.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate dollar value of the Flexi Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

(b)          None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Flexi Companies that it will or, to the knowledge of the Flexi Companies, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the other Flexi Companies (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute against the Flexi Companies or their respective businesses.

(c)          Section 3.29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers based on the aggregate dollar value of the Flexi Companies’ transaction volume with such counterparty during the trailing 12 months for the period ending December 31, 2021 (the “Top Customers”).

(d)         Except as set forth on Section 3.29(d) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Flexi Companies that it will or, to the knowledge of the Flexi Companies, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its customer agreement or its existing business with the Flexi Companies (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Flexi Companies, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute of its customer agreement nor against the Flexi Companies or their respective businesses.

             Section 3.30          No Additional Representations or Warranties . The Company acknowledges that, except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Flexi Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Flexi Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.12, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

             Section 4.1           Organization, Good Standing, Corporate Power and Qualification . SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

             Section 4.2              Capitalization .

(a)          The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, 11,557,500 of which are issued and outstanding, (ii) 10,000,000 shares of SPAC Class B Common Stock, 2,889,149 of which are issued and outstanding and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b)         All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c)          Except for (i) the conversion privileges of the SPAC Class B Common Stock, and (ii) SPAC Warrants to purchase 17,057,500 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth on Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the SPAC Merger Effective Time, in accordance with the provisions the SPAC Governing Documents.

(d)         SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)          The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f)           Other than the SPAC Warrants there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(g)         Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

             Section 4.3              Due Authorization . All corporate action on the part of SPAC necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and each Ancillary Agreement to which it is or will be a party assuming due authorization, execution and delivery by each other party thereto constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of SPAC, enforceable against SPAC in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

             Section 4.4              Financial Statements ..

(a)          The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b)          SPAC has in place disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)          Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements, the internal accounting controls of SPAC, or SPAC’s internal control over financial reporting, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. To the knowledge of SPAC, since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof, or to any director or officer of SPAC.

(d)          SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP, applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

             Section 4.5              Compliance with Other Instruments . SPAC is not in material violation of any term of its Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

             Section 4.6              Absence of Changes .

(a)          Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect.

(b)         Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

             Section 4.7             Litigation . As of the date of this Agreement, (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened, against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by SPAC currently pending or that SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

             Section 4.8              Governmental Consents . Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (iii) the Regulatory Approvals, (iv) compliance with and any necessary filings under the HSR Act and (v) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

             Section 4.9              Brokers or Finders . Except as set forth in Section 4.9 of the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, and Ancillary Agreement, or the Transactions.

             Section 4.10            Tax . SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to or received from its employees, Contract Workers, shareholders, customers or other parties all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Flexi Companies. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

             Section 4.11            Takeover Statutes and Charter Provisions . SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL, or any similar restrictions under any foreign Laws, will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

              Section 4.12         SEC Filings . SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

             Section 4.13           Trust Account . As of the date of this Agreement, SPAC has at least $115,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 2, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Initial Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Initial Merger Effective Time) pursuant to the SPAC Governing Documents, or (ii) as contemplated by the following sentence)

to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened, with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC’s assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

             Section 4.14           Investment Company Act; Emerging Growth Company Status . SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

             Section 4.15             Business Activities .

(a)          Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC, any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)          SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)          Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

             Section 4.16           Nasdaq Listing . As of the date of this Agreement, the SPAC Class A Common Stock, the SPAC Warrants and the SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “TGVC,” “TGVC.W” and “TGVC.U” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened, against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants, or terminate the listing of the SPAC Class A Common Stock, the SPAC Warrants or the SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock, the SPAC Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement.

             Section 4.17            Board Approval . The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal.

             Section 4.18            No Additional Representations or Warranties . SPAC acknowledges that, except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or their respective Representatives with respect to any of the Flexi Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, any of the Flexi Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective

Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Flexi Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Flexi Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates, or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

              PubCo, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to SPAC the following:

             Section 5.1              Organization, Good Standing, Corporate Power and Qualification . Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands or the State of Delaware, as applicable. Each Acquisition Entity has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. The PubCo Governing Documents are in full force and effect.

             Section 5.2              Capitalization and Voting Rights .

(a)          Capitalization. The authorized shares of PubCo consists of 50,000 PubCo Ordinary Shares of a single class of no par value, of which one (1) PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized shares of Merger Sub 1 consist of 50,000 ordinary shares of a single class without par value, of which one (1) ordinary share (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized membership interests of Merger Sub 2 consists of one membership interest (that is issued and outstanding as of the date of this Agreement). The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 interest, and any PubCo Ordinary Shares and shares of Merger Sub 1 and membership interests of Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)          Except as set forth in Section 5.2(a), including any PubCo Ordinary Shares, shares of Merger Sub 1 and membership interests of Merger Sub 2 that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c)          PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

             Section 5.3              Due Authorization . All corporate action on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreement to which it is or will be a party, and the performance of all its obligations hereunder and thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and each other Ancillary Agreement to which an Acquisition Entity is, or will be a party is, or when executed by the other parties thereto, will be valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

             Section 5.4             Compliance with Other Instruments . No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

             Section 5.5              Absence of Changes . (a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, and (b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

             Section 5.6               Actions . (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity, and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

             Section 5.7              Brokers or Finders . No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of any Acquisition Entity.

             Section 5.8             Investment Company Act; Emerging Growth Company Status . No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

             Section 5.9              Business Activities . Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or the Ancillary Agreements and the Transactions, will have no assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

             Section 5.10           PubCo Incentive Equity Plan . Prior to the Closing Date, and subject to the approval of PubCo’s stockholders, the board of directors of PubCo shall approve and adopt an equity incentive plan in a form consistent with the form of equity plan customary for publicly traded companies, with an initial award pool of PubCo Ordinary Shares equal to no more than 10% of PubCo’s common stock outstanding as of immediately after the SPAC Merger Effective Time (rounded up to the nearest whole share), without an “evergreen” provision, and with other terms to be mutually agreed between the Company and SPAC.

             Section 5.11             Intended Tax Treatment . None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

             Section 5.12            Foreign Private Issuer . PubCo is and shall be at all times, commencing from the date 30 days prior to the first filing of the Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Article VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

Section 6.1           PubCo Nasdaq Listing . From the date of this Agreement through the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares and the Assumed SPAC Warrants to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Closing Date.

             Section 6.2             Company Conduct of Business .. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Flexi Companies is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause the other Flexi Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures or (F) as consented to by SPAC in writing (which consent shall not be unreasonably withheld), the Company shall not, and shall cause the other Flexi Companies not to, and each Acquisition Entity shall not:

(a)          change or amend the Governing Documents of any Flexi Company or any Acquisition Entity;

(b)         make or declare any dividend or distribution to its stockholders or members, as applicable, of any Flexi Company or any Acquisition Entity or make any other distributions in respect of any of the Flexi Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except dividends and distributions by a wholly owned Subsidiary of a Flexi Company to such Flexi Company or another wholly owned Subsidiary of such Flexi Company;

(c)          split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Flexi Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of a Flexi Company that remains a wholly owned Subsidiary of such Flexi Company after consummation of such transaction;

(d)          purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, outstanding shares of capital stock, membership interests or other equity interests of any Flexi Company or any Acquisition Entity, except for transactions between a Flexi Company and any wholly owned Subsidiary of such Flexi Company;

(e)          sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Flexi Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Flexi Companies;

(f)          acquire any ownership interest in any real property except in the Ordinary Course;

(g)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)          (i) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or IFRS, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (ii) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i)           take, agree to take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j)           as applicable, (A) issue any additional interests of any Acquisition Entity or Flexi Company interests or securities exercisable for or convertible into Flexi Company interests or interests of any Acquisition Entity, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Flexi Company;

(k)          adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Flexi Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Flexi Company or any Acquisition Entity;

(l)           waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(m)         enter into, adopt or amend in any material respect any collective bargaining agreements or similar Contracts or arrangements with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Flexi Company;

(n)          enter into or amend in any material respect any Contracts or arrangements with officers of any Flexi Company, including with respect to wages, salary, bonus, incentive, profit-sharing or other compensation payable;

(o)          hire, engage or terminate, or offer to hire or engage, any employees, officers, directors or Contract Workers with annual base compensation in excess of $200,000;

(p)         establish, adopt, amend in any material respect or terminate any Company Benefit Plan (except as required by applicable Law), or grant or increase any material bonus, severance, retention or termination payments;

(q)          incur, assume or guarantee any Indebtedness for borrowed money (other than in connection with the Bridge Loan, which shall not exceed $2,000,000) the principal amount of which exceeds $1,500,000 in the aggregate;

(r)          enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Flexi Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii) or (viii) of the Company Disclosure Letter;

(s)          limit the right of any Flexi Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(t)           enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

             During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Flexi Companies may be a party, and (2) with all applicable Sanctions. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of any actual, alleged or potential violation of any Sanctions, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions, it shall provide written notice to the SPAC within one Business Day of the discovery of the actual, alleged, or potential violation.

             Section 6.3            Post-Closing Directors and Officers of PubCo . Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)          the PubCo Board shall consist of no less than five directors, two of which may be designated in writing by Sponsor, and a majority of which must qualify as an “independent director” under stock exchange regulations applicable to PubCo, and that shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the PubCo Governing Documents; and

(b)          the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter shall be officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

             Section 6.4              D&O Indemnification and Insurance .

(a)          From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the Flexi Companies, SPAC and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Flexi Companies, SPAC or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters alleged to be or actually existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Flexi Companies, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, indemnification agreements, or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred, to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the other Flexi Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification (including provisions relating to expense advancement) of the Flexi Companies’ and each Acquisition Entity’s or SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons with regard to their rights hereunder than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Flexi Companies, such Acquisition Entity or SPAC, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)          Prior to and effective as of Closing, PubCo, the Surviving Corporation and SPAC shall purchase a prepaid noncancellable six-year “tail” for each current policy of directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the Closing. The Flexi Companies, PubCo and SPAC, respectively, shall maintain such policies in effect, fulfill all conditions (including without limitation relating to notice of claims thereunder), and honor all obligations thereunder.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the other Flexi Companies, SPAC and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, any of the other Flexi Companies, SPAC or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, Surviving Corporation or SPAC, respectively, shall ensure (and PubCo, the Surviving Corporation and SPAC shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, any of the other Flexi Companies or SPAC, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d)          The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, SPAC and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

             Section 6.5             No Trading in SPAC Stock . The Company acknowledges and agrees that it and each other Flexi Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

             Section 6.6              Anti-Takeover Matters . The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Flexi Company would be or become subject, party or otherwise bound.

             Section 6.7              Financials .

(a)          As soon as reasonably practicable, but in no case later than 30 days following the date of this Agreement, the Company shall deliver to SPAC (i) the consolidated statement of financial position of the Flexi Companies as of December 31, 2020, and December 31, 2021, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the report of BF Borgers CPA PC (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month period ended March 31, 2022 (the “Q1 Financial Statements”) and for the three-month and six-month periods ended June 30, 2022 (the “Q2 Financial Statements”), each subject to normal and recurring year-end adjustments and the absence of footnotes.

(b)         As soon as reasonably practicable and to the extent required for the Registration Statement, the Company shall deliver to SPAC the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Flexi Companies as of and for the three-month and nine-month periods ended September 30, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

             Section 6.8              Shareholder Support Agreement . In the event that any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law, provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

             Section 6.9              Registration Statement and Consent Solicitation Statement – Company . The Company shall ensure that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement, the Proxy Statement/Prospectus or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

             Section 6.10            Registration Statement and Consent Solicitation Statement – Acquisition Entities . Each Acquisition Entity shall ensure that the information supplied by it for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Article VII
COVENANTS OF SPAC

             Section 7.1              Trust Account Payments . Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

             Section 7.2             SPAC Nasdaq Listing . From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq.

             Section 7.3              SPAC Conduct of Business .

(a)          Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law or Governmental Authority, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Letter, or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

                                               (i)            (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals, or (B) change, modify or amend its organizational documents;

               (ii)           change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

               (iii)          (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

               (iv)         merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

               (v)          (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

               (vi)         take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

               (vii)        enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC, or (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement;

               (viii)        incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell, or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (A) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (B) debt financing provided by Sponsor or any of its Affiliates to SPAC;

               (ix)          (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

               (x)           (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

               (xi)          waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

               (xii)         (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director or (D) materially amend any existing agreement with any current or former officer or director;

               (xiii)        make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

               (xiv)        liquidate, dissolve, reorganize or otherwise wind up its business and operations;

               (xv)         enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

               (xvi)        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

               (xvii)      purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

               (xviii)     enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3(a).

(b)          During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

             Section 7.4              SPAC Public Filings . Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

             Section 7.5              Amendment to the SPAC Warrant Agreement . PubCo and SPAC shall, on terms to be approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), (a) enter into an assignment, assumption and amendment agreement pursuant to which SPAC will assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and (b) amend the SPAC Warrant Agreement (such amended agreement, the “Amended and Restated SPAC Warrant Agreement”) to change all references to SPAC Warrants (as such term is defined therein) to Assumed SPAC Warrants (and all references to Class A Common Stock (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares), in accordance with Section 2.3(g)(iv). Certificates representing the SPAC Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 7.5; provided, however, that any holder of SPAC Warrants may at any time surrender to PubCo certificate(s) representing such SPAC Warrants and request replacement certificates representing the SPAC Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 7.5. PubCo shall issue any such replacement certificates representing Assumed SPAC Warrants within 10 Business Days of its receipt of a written request from the holder of a SPAC Warrant.

             Section 7.6              Registration Statement and Consent Solicitation Statement . SPAC shall ensure that the information it supplies for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement or any current report of SPAC on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (c) in the case of the Proxy Statement/Prospectus, at the time of the SPAC Stockholder Meeting and (d) in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

Article VIII
JOINT COVENANTS

             Section 8.1              Regulatory Approvals; Other Filings ..

                 (a)         Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority in connection with and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 8.1 of the Company Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of any waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b)          With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall: (i) promptly (and, in the case of the initial filing required under the HSR Act, within 20 Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals and to provide all information reasonably required of such party in connection therewith; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions; provided, further, that no party shall be required to provide information pursuant to this Section 8.1(b) to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c)          The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

             Section 8.2              Preparation of Registration Statement; Consent Solicitation Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals .

(a)          Registration Statement.

               (i)            As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable), and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the Proxy Statement/Prospectus) in connection with the registration under the Securities Act of the offer and sale of the PubCo Ordinary Shares and Assumed SPAC Warrants to be issued to all of the Company Shareholders and all of the SPAC Stockholders pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from SPAC Stockholders in connection with the SPAC Stockholders Meeting. The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Registration Statement. Each such party each shall use their commercially reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares and Assumed SPAC Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy Statement/Prospectus to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, the Registration Statement (including the Proxy Statement/Prospectus), a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and/or the Proxy Statement/Prospectus, and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Governing Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting, and the SPAC Share Redemption.

               (ii)          Any filing of, or amendment or supplement to, the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendments filed in response thereto.

               (iii)          If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, and/or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, the Consent Solicitation Statement, or a current report of SPAC on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus, or the Consent Solicitation Statement, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders (in the case of the Registration Statement and/or the Proxy Statement/Prospectus) or to the Company Shareholders (in the case of the Consent Solicitation Statement).

(b)         SPAC Stockholders’ Approval.

               (i)            Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, and as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall duly call, give notice of, and convene and hold a meeting of the SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (and in any event, the SPAC Stockholder Meeting shall be held not more than 30 days after the date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders) for the purpose of voting on the approval and adoption of (A) this Agreement, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and PubCo to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”) and obtaining the SPAC Stockholders’ Approval, providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (1) solicit from its stockholders proxies in favor of the adoption and approval of the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (2) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (y) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (z) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement and/or the Proxy Statement/Prospectus that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (ii) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (iii) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (iv) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that the conditions set forth in Section 9.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

               (ii)           Subject to clause (iii) below, the Proxy Statement/Prospectus shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

               (iii)           Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholder Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any Event that was not known to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement) that becomes known to the SPAC Board prior to the SPAC Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy Statement/Prospectus with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and /or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

               (iv)         Promptly following the execution of this Agreement, PubCo, as the sole stockholder of Merger Sub 1 and Merger Sub 2, shall approve and adopt this Agreement and approve the Transactions.

(c)          Written Consent of Company Shareholders.

               (i)            The Company shall (A) send the Consent Solicitation Statement and a copy of this Agreement and the Plan of Initial Merger to the Company Shareholders, and (B) seek the irrevocable written consent, in form and substance reasonably acceptable to SPAC, of the Key Company Shareholders in favor of the approval and adoption of this Agreement, the Initial Merger and the other Transactions (including as required under the BVI Act and the Company Governing Documents) (the “Company Written Consent”) as promptly as reasonably practicable, but in any event within five Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Key Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the Company Governing Documents; provided that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates regarding the status of and any issues arising with respect to obtaining the Company Written Consent and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the BVI Act and this Agreement in the distribution of the Consent Solicitation Statement, this Agreement, and the Plan of Initial Merger and any solicitation of the Company Written Consent.

               (ii)           The Consent Solicitation Statement shall include a statement to the effect that (A) the Company Board has recommended that the Company Shareholders vote in favor of the approval and adoption of this Agreement, the Mergers and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (B) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

               (iii)          Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided that (A) the SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material Event that was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement) that becomes known to the Company Board prior to the Company obtaining the Company Written Consent. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

             Section 8.3              Support of Transaction . (i) The Company shall, and shall cause the other Flexi Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Flexi Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Flexi Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (1) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (2) seek to have any stay or other Governmental Order vacated or reversed, (3) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Flexi Companies, (4) take or commit to take actions that limit the freedom of action of any of the Flexi Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Flexi Companies or SPAC or (5) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

             Section 8.4              Tax Matters .

(a)          Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers. In the event either the SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its Affiliates for use in a trade or business, or to otherwise transfer its cash to the Surviving Corporation or its Affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). PubCo shall cause SPAC and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

             Section 8.5              Stockholder Litigation . The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

             Section 8.6             Acquisition Proposals and Alternative Transactions . During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Flexi Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

             Section 8.7               Access to Information . During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection afforded under the attorney-client privilege or the attorney work product doctrine, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

             Section 8.8              Delisting and Deregistration . The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, the SPAC Common Stock and the SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate the registration of such securities with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

             Section 8.9              Bridge Loan . The Company and SPAC agree that the Company may negotiate a bridge loan, which shall not exceed an amount of $2,000,000 (the “Bridge Loan”). The terms of the Bridge Loan shall be mutually agreed upon by the Company and SPAC.

Article IX
CONDITIONS TO OBLIGATIONS

             Section 9.1              Conditions to Obligations of SPAC, the Acquisition Entities and the Company . The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists, of the following conditions:

(a)          the SPAC Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b)         all Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c)          the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)          (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares and the Assumed SPAC Warrants to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares or Assumed SPAC Warrants, and the outstanding PubCo Ordinary Shares and Assumed SPAC Warrants held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; and

(f) SPAC’s net tangible assets shall be at least $5,000,001 immediately prior to the Closing. For purposes of calculating net tangible assets in this Agreement, including without limitation this Section 9.1(f), SPAC’s total assets shall be net of any SPAC Share Redemptions and SPAC’s liabilities shall include the value of any SPAC Transaction Expenses.

             Section 9.2             Conditions to Obligations of SPAC . The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of or, if permitted by applicable Law, waiver in writing by SPAC, the following additional conditions:

(a)          each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)         each of the covenants of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)          all approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Letter shall have been obtained;

(e)          the Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders; and

(f)           the Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of Company Shares, together holding at least 90% of the outstanding shares of the Fully Diluted Company Shares.

             Section 9.3              Conditions to the Obligations of the Company . The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, of the following additional conditions:

(a)          each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)          each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)          there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

             Section 9.4              Frustration of Conditions . None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

Article X
TERMINATION/EFFECTIVENESS

             Section 10.1            Termination . This Agreement may be terminated and the Transactions abandoned:

(a)          by mutual written consent of the Company and SPAC;

(b)          by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)          by written notice from the Company to SPAC within 10 Business Days after there has been a SPAC Modification in Recommendation;

(d)          by written notice from SPAC to the Company within 10 Business Days after there has been a Company Modification in Recommendation;

(e)          by written notice from the Company or SPAC to the other(s) if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f)           by written notice from SPAC to the Company if the Company Written Consent shall not have been obtained within five Business Days after the Registration Statement became effective;

(g)          by written notice from SPAC to the Company if (i) to the extent required in accordance with Section 6.7(a), the Company Audited Financial Statements, Q1 Financial Statements or Q2 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.7(a) within 30 days of the date of this Agreement, or (ii) to the extent required in accordance with Section 6.7(b), the Q3 Financial Statements shall not have been delivered to SPAC by the Company in accordance with Section 6.7(b) on or before January 16, 2023;

(h)          prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before May 5, 2023 (the “Agreement End Date”), unless SPAC is in material breach hereof; or

(i)           prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

             Section 10.2            Effect of Termination . In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

              Section 11.1           Trust Account Waiver . The Company and each Acquisition Entity acknowledges that, as described in the final prospectus of SPAC, dated and filed with the SEC on November 3, 2021 (File No: 333- 258773) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction that constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within 18 months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to, or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Flexi Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Flexi Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

             Section 11.2            Waiver . Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

             Section 11.3            Notices . All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email during normal business hours at the location of the recipient and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

TG Venture Acquisition Corp.

1390 Market Street, Suite 200

San Francisco, CA 94102

Email: TGVC@tsangsgroup.co

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004
Email: jay.tannon@us.dlapiper.com
Attention: Jay M. Tannon

(b)	If to the Company or any Acquisition Entity, to:

The Flexi Group Limited

Wisma Uoa Damansara II, Penthouse 16-1 Level 16, No 6

Changkat Semantan, Bukit Damansara

50490 Kuala Lumpur, Malaysia

Email: chris.edwards@thehive.com
Attention: Chris Edwards

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Email: jlucosky@lucbro.com

Attention: Joseph M. Lucosky

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

             Section 11.4           Assignment . No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

             Section 11.5           Rights of Third Parties . Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee, or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company, or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement, or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

             Section 11.6            Expenses . Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers, and accountants provided that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of PubCo) and the SPAC Transaction Expenses (in the case of SPAC).

             Section 11.7            Governing Law . This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger, and any exercise of appraisal and dissention rights with respect to the Initial Merger, shall in each case be governed by the laws of the British Virgin Islands).

             Section 11.8            Headings; Counterparts . The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

             Section 11.9            Company and SPAC Disclosure Letters .. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

             Section 11.10         Entire Agreement . This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated August 23, 2022, as amended). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

             Section 11.11          Amendments . This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

             Section 11.12          Publicity .

(a)          All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent that any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b)          The restriction in Section 11.12(a) shall not apply to the extent that the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

             Section 11.13         Severability . If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

             Section 11.14           Jurisdiction; Waiver of Jury Trial ..

(a)          Any Action based upon, arising out of, or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)          Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally, and voluntarily waives any right that such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

             Section 11.15           Enforcement . The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

             Section 11.16           Non-Recourse .

(a)          Solely with respect to the Company, SPAC, and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the Company, SPAC, or the Acquisition Entities as named parties hereto; and

(b)          Except to the extent that a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

             Section 11.17          Non-Survival of Representations, Warranties, and Covenants . Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

             Section 11.18          Conflicts and Privilege .

(a)          SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, Merger Sub 1, Merger Sub 2, on the other hand, any legal counsel (including DLA Piper LLP and Hunter Taubman Fischer & Li LLC) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b)          The Company further agrees, on behalf of itself, and after the Closing, on behalf of SPAC, PubCo, and the Flexi Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor, and shall not pass to or be claimed by SPAC, PubCo or the Flexi Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Flexi Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)          Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo, or the Flexi Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Flexi Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC, PubCo or the Flexi Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Flexi Companies agree to use all commercially reasonable efforts to assist therewith.

(d)          To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Flexi Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)           The Company agrees on behalf of itself and SPAC, PubCo, and the Flexi Companies after the Closing (i) to the extent that SPAC or, after the Closing, PubCo or the Flexi Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Flexi Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications, or other information, or by seeking to have SPAC, PubCo or any Flexi Company waive the attorney-client or other privilege or by otherwise asserting that SPAC, PubCo or the Flexi Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)           Each of the parties hereto acknowledges and agrees that Lucosky Brookman LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Flexi Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g)          SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Flexi Companies, or PubCo or the Acquisition Entities or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Flexi Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company, and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h)          Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Flexi Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC, or the Flexi Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Flexi Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Flexi Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.8) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i)           To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Flexi Companies after the Closing on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j)           SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications that (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications, or other information or by seeking to have Surviving Corporation waive the attorney-client or other privilege or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

TG Venture Acquisition Corp.

By:	/s/ Patrick Tsang
Name: Patrick Tsang
Title: Chief Executive Officer

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

The Flexi Group Limited

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:	Chief Executive Officer

PUBCO:

The Flexi Group Holdings Ltd

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:	Chief Executive Officer

MERGER SUB 1:

The Flexi Merger Co. Ltd

By:	/s/ Chris Edwards
Name:	Chris Edwards
Title:	Chief Executive Officer

MERGER SUB 2:

Flexi Merger Co. LLC
By:	/s/ Patrick Tsang
Name:	Patrick Tsang
Title:	Chief Executive Officer

EXHIBIT A

Form of Shareholder Support Agreement

EXHIBIT B

Form of Sponsor Support Agreement

EXHIBIT C

Form of Lock-up Agreement

EXHIBIT D

Form of Registration Rights Agreement

EXHIBIT E

Articles of Initial Merger

ARTICLES OF MERGER

SECTIONS 170 & 171 OF THE

BVI BUSINESS COMPANIES ACT (AS AMENDED)

_________________________________________________________________________

These Articles of Merger are entered into this [date] by The Flexi Group Limited (“BVI Co” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 1862295 and its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110 and The Flexi Merger Co. Ltd (the “Merging Company”), a company incorporated under the laws of the British Virgin Islands with company number 2111430 and its registered office at Commerce House, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, VG1110, pursuant to the provisions of sections 170 and 171 of the BVI Business Companies Act (as amended, the “Act”).

WITNESSETH as follows:

1.	BVI Co and the Merging Company HEREBY ADOPT a plan of merger, a copy of which is annexed hereto (the “Plan of Merger”), with the intent that the Merging Company shall merge with and into the Surviving Company and that the merger shall be effective on [the date these Articles of Merger are registered by the Registrar of Corporate Affairs] OR [date not more than 30 days after date of articles of merger] (the “Effective Date”).[1]

2.	BVI Co was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on 11 February 2015 with company number 1862295.

3.	Merging Company was incorporated under the laws of the British Virgin Islands as a BVI business company incorporated under the Act on 10 November 2022 with company number 2111430.

4.	The memorandum of association and articles of association of BVI Co were first registered by the Registrar of Corporate Affairs on 11 February 2015 and amended and restated memorandum of association and articles of association were registered by the Registrar of Corporate Affairs on 27 November 2015 and 10 November 2017.

5.	The memorandum of association and articles of association of the Merging Company were registered by the Registrar of Corporate Affairs on 10 November 2022.

6.	The memorandum of association and articles of association of BVI Co shall be the memorandum of association and articles of association of the Surviving Company.

7.	The Plan of Merger was approved by the directors of BVI Co on [date] and was authorised by the members of BVI Co on [date].

8.	The Plan of Merger was approved by the directors of the Merging Company on the [date] and was authorised by the members of the Merging Company on [date].

9.	This merger is to be effective on [the date these Articles of Merger are registered by the Registrar of Corporate Affairs] OR [date not more than 30 days after date of articles of merger].

10.	These Articles of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

11.	These Articles of Merger may be executed in one or more counterparts, all of which when taken together shall constitute one and the same instrument.

[signature pages to follow]

The Surviving Company and the Merging Company have executed these Articles of Merger on the day and year first above written.

SIGNED for and on behalf of THE FLEXI GROUP LIMITED	) ) ) ) ) )	___________________________ By Director

SIGNED for and on behalf of THE FLEXI MERGER CO. LTD	) ) ) ) ) )	___________________________ By Director

[signature pages to Articles of Merger of The Flexi Group Limited and The Flexi Merger Co. Ltd]

EXHIBIT F

Plan of Initial Merger

PLAN OF MERGER

SECTION 170 OF THE

BVI BUSINESS COMPANIES ACT (AS AMENDED)

________________________________________________________________________

This Plan of Merger is made the [date] by The Flexi Group Limited (“BVI Co” or the “Surviving Company”), a company incorporated under the laws of the British Virgin Islands with company number 1862295 and its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110 and The Flexi Merger Co. Ltd (the “Merging Company”), a company incorporated under the laws of the British Virgin Islands with company number 2111430 and its registered office at Commerce House, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, VG1110, pursuant to the provisions of section 170 of the BVI Business Companies Act (as amended, the “Act”).

WHEREAS BVI Co is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

WHEREAS the Merging Company is existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of section 170 of the Act.

WHEREAS the parties hereto deem it desirable and in the best interest of the companies and their members, that the Merging Company be merged into the Surviving Company.

NOW THEREFORE this Plan of Merger provides as follows:

1.	The constituent companies are BVI Co and the Merging Company.

2.	The surviving company is BVI Co.

3.	BVI Co is authorized to issue 2,000,000 shares of two classes, divided into 1,000,000 ordinary shares of no par value and 1,000,000 class B ordinary shares of no par value, of which 253,938 ordinary shares are in issue and which are entitled to vote on the merger as one class.

4.	The Merging Company is authorized to issue 50,000 ordinary shares of a single class without par value, of which 1 ordinary share is in issue and is entitled to vote on the merger as one class.

5.	As soon as a merger becomes effective (the “Effective Date”):

a.	the separate corporate existence of the Merging Company shall cease;

b.	the Surviving Company has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies;

c.	assets of every description, including choses in action and the business of each of the constituent companies, immediately vests in the Surviving Company; and

d.	the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the constituent companies.

6.	The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company or other property shall be as follows:

a.	On the Effective Date, each share of the Surviving Company issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive an equal number of ordinary shares of par value US$0.0001 each in the capital of The Flexi Group Holdings Ltd subject to and in accordance with the terms and conditions of the Business Combination Agreement dated as of 2 December 2022 by and among the Surviving Company, The Flexi Group Holdings Ltd, the Merging Company, TG Venture Acquisition Corp. and Flexi Merger Co., LLC (the “BC Agreement”).

b.	On the Effective Date, the one ordinary share of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive one ordinary share of the Surviving Company subject to and in accordance with the terms and conditions of the BC Agreement.

7.	The memorandum of association and articles of association of BVI Co in effect immediately prior to the Effective Date of the merger shall be the memorandum of association and articles of association of the Surviving Company immediately after the Effective Date.

8.	At any time prior to the Effective Date, this Plan of Merger may be terminated by notice in writing by any constituent company to the other constituent company (provided such termination is in accordance with the BC Agreement).

9.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

10.	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[signature pages to follow]

IN WITNESS whereof the Surviving Company and the Merging Company have executed this Plan of Merger on [date].

SIGNED for and on behalf of THE FLEXI GROUP LIMITED	) ) ) ) ) )	___________________________ By Director
SIGNED for and on behalf of THE FLEXI MERGER CO. LTD	) ) ) ) ) )	___________________________ By Director

[signature pages to Plan of Merger of The Flexi Group Limited and The Flexi Merger Co. Ltd]

EXHIBIT G

PubCo Governing Documents

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

OF

The Flexi Group Holdings Ltd

Incorporated on the 10th day of November 2022

Amended and Restated on [date]

Conyers Trust Company (BVI) Limited

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

The Flexi Group Holdings Ltd

1.	NAME

 The name of the Company is The Flexi Group Holdings Ltd (the “Company”).

2.	STATUS

  The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

(a)	The first registered office of the Company is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(b)	The first registered agent of the Company is Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of subparagraph (a), full rights, powers and privileges.

5.	NUMBER AND CLASSES OF SHARES

                  The Company is authorised to issue 200,000,000 ordinary shares of par value US$0.0001 each.

6.	RIGHTS ATTACHING TO SHARES

Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), the shares  of the Company confers on the holder the following rights:

(a)	Voting: The right to one vote at a meeting of the Members or on any Resolution of Members.

(b)	Distribution: The right to an equal share in any Distribution paid by the Company.

(c)	Winding-Up: The right to an equal share in the distribution of the surplus assets of the Company on a winding up.

7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that  class or series), whether or not the Company is being wound-up, may be varied with the consent in  writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not,  unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by  the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may amend its Memorandum or Articles by a Resolution of Members or a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Members;

(d)	to clauses 6, 7, 8 or this clause 10.

11.	DEFINITIONS

                  The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

The Flexi Group Holdings Ltd

We, CONYERS TRUST COMPANY (BVI) LIMITED, registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the [________________]:

Incorporator

CONYERS TRUST COMPANY (BVI) LIMITED

Per: Juan Quezada
For and on behalf of
Conyers Trust Company (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

THE FLEXI GROUP HOLDINGS LTD

(a Company Limited by Shares)

The Flexi Group Holdings Ltd

TABLE OF CONTENTS

	INTERPRETATION	29.	Chairman to Preside

1.	Definitions	30.	Voting on Resolutions

	SHARES	31.	Power to Demand a Vote on a Poll

2.	Power to Issue Shares	32.	Voting by Joint Holders of Shares

3.	Power of the Company to Purchase its	33.	Instrument of Proxy

	Shares	34.	Representation of Members and Corporate

4.	Treatment of Purchased, Redeemed or		Members

	Acquired Shares	35.	Adjournment of General Meetings

5.	Treasury Shares	36.	Business at Adjourned Meetings

6.	Consideration	37.	Directors Attendance at General Meetings

7.	Forfeiture of Shares		DIRECTORS AND OFFICERS

8.	Share Certificates	38.	Election of Directors

9.	Fractional Shares	39.	Number and Classes of Directors

	REGISTRATION OF SHARES	40.	Term of Office of Directors

10.	Register of Members	41.	Alternate and Reserve Directors

11.	Closing Register of Members or Fixing	42.	Removal of Directors
Record Date
		43.	Vacancy in the Office of Director
12.	Registered Holder Absolute Owner
		44.	Remuneration of Directors
13.	Transfer of Registered Shares
		45.	Resignation of directors
14.	Transmission of Registered Shares
		46.	Directors to Manage Business
ALTERATION OF SHARES
		47.	Committees of Directors
15.	Power to Alter Shares
		48.	Officers and Agents
16.	Restrictions on the Division of Shares
		49.	Removal of Officers and Agents
DISTRIBUTIONS
		50.	Duties of Officers
17.	Distributions
		51.	Remuneration of Officers
18.	Power to Set Aside Profits
		52.	Standard of Care
19.	Unauthorised Distributions
		53.	Conflicts of Interest
20.	Distributions to Joint Holders of Shares
		54.	Indemnification and Exculpation
MEETINGS OF MEMBERS
MEETINGS OF THE BOARD OF DIRECTORS
21.	General Meetings
		55.	Board Meetings
22.	Location
		56.	Notice of Board Meetings
23.	Requisitioned General Meetings
		57.	Participation in Meetings by Telephone
24.	Notice
		58.	Quorum at Board Meetings
25.	Giving Notice
		59.	Board to Continue in the Event of Vacancy
26.	Service of Notice
		60.	Chairman to Preside
27.	Participating in Meetings
		61.	Powers of Sole Director
28.	Quorum at General Meetings
		62.	Proceedings if One Director

The Flexi Group Holdings Ltd

CORPORATE RECORDS
63.	Documents to be Kept
64.	Form and Use of Seal
ACCOUNTS
65.	Books of Account
66.	Form of Records
67.	Financial Statements
68.	Distribution of Accounts
AUDITS
69.	Audit
70.	Appointment of Auditor
71.	Remuneration of Auditor
72.	Duties of Auditor
73.	Access to Records
74.	Auditor Entitled to Notice
BUSINESS COMBINATIONS
75.	Business Combinations
FUNDAMENTAL CHANGES
76.	Changes
77.	Continuation under Foreign Law

The Flexi Group Holdings Ltd

                interpretation

1.	Definitions

1.1.	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	BVI Business Companies Act, as from time to time amended or restated;
Applicable Law	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

Articles	these Articles of Association as originally registered or as from time to time amended or restated;

Audit Committee	means the audit committee of the Board established pursuant to the Articles, or any successor committee;

Auditor	means the person for the time being performing the duties of auditor of the Company (if any);

Board	the board of directors appointed or elected pursuant to these Articles and acting by Resolution of Directors;

Business Combination

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination:

(a) as long as the Company’s securities are listed on NASDAQ, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business Combination; and

(b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

1

The Flexi Group Holdings Ltd

Clearing House	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

Company	The Flexi Group Holdings Ltd;

Compensation Committee	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee;

Company’s Website	means the website of the Company and/or its web-address or domain name, if any;

Designated Stock Exchange	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market;

Directors	means the directors for the time being of the Company;

Distribution

(a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or

(b) the incurring of a debt to or for the benefit of a Member;

in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend;

Group	the Company and every company which is for the time being controlled by or under common control with the Company (for these purposes, “control” means the power to direct management or policies of the person in question, whether by means of an ownership interest or otherwise);

2

The Flexi Group Holdings Ltd

IPO	means the Company’s initial public offering of securities;

Member	a person whose name is entered in the register of members as the holder of one or more shares, or fractional shares, in the Company;

Memorandum	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated;

Resolution of Directors

(a) a resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b) a resolution consented to in writing by all of the directors or of all the members of the committee, as the case may be;

Resolution of Members

(a) a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution; or

(b) a resolution consented to in writing by all of the Members entitled to vote thereon;

Seal	the common seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and

Securities and Exchange Commission	means the United States Securities and Exchange Commission;

Securities Act	means the United States Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

Share or share	means an ordinary share issued or to be issued by the Company and includes a fraction of a Share in the Company; and

Treasury Share	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

3

The Flexi Group Holdings Ltd

1.2.	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

(e)	a reference to money is, unless otherwise stated, a reference to the currency in which shares of the Company shall be issued;

(f)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3.	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

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SHARES

2.	Power to Issue Shares

2.1.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may, in its absolute discretion and without approval of the holders of Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distributions, voting, return of capital or otherwise to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Act and the Articles) vary such rights.

2.2.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of any of the issued Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

3.	Power of the Company to Purchase its Shares

Subject to these Articles, the Company may by Resolution of Directors, purchase, redeem or otherwise acquire and hold its own shares. Sections 60, 61 and 62 of the Act shall not apply to the Company.

4.	Treatment of Purchased, Redeemed or Acquired Shares

4.1.	Subject to article 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.

4.2.	The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

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5.	Treasury Shares

5.1.	Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.

5.2.	All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.

6.	Consideration

6.1.	A share may be issued for consideration, in any form or a combination of forms, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.2.	No share may be issued for a consideration, which is in whole or part, other than money unless the Board passes a resolution stating:

(a)	the amount to be credited for the issue of the share; and

(b)	that, in its opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the share.

6.3.	No share may be issued by the Company that:

(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,

unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.

6.4.	Shares in the Company may be issued for such amount of consideration as the Board may from time to time determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud, the decision of the Board as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

6.5.	A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

7.	Forfeiture of Shares

7.1.	Where a share is not fully paid for on issue, the Board may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.

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7.2.	The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.

7.3.	Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the Board by Resolution of Directors may, at any time before tender of payment, forfeit and cancel the share to which the notice relates and direct that the register of members be updated.

7.4.	Upon forfeiture and cancellation pursuant to article 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.

8.	Share Certificates

8.1.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4.	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5.	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company

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9.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

REGISTRATION OF SHARES

10.	Register of Members

10.1.	The Board shall cause there to be kept a register of members in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the register of members and the date upon which any person ceased to be a Member.

10.2.	The register of members may be in such form as the Board may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the Board otherwise determines, the magnetic, electronic or other data storage form shall be the original register of members.

11.	Closing Register of Members or Fixing Record Date

11.1.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

11.2.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

11.3.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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12.	Registered Holder Absolute Owner

12.1.	The entry of the name of a person in the register of members as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.

12.2.	The Company may treat the holder of a registered share as the only person entitled to:

(a)	exercise any voting rights attaching to the share;

(b)	receive notices;

(c)	receive a Distribution in respect of the share; and

(d)	exercise other rights and powers attaching to the share.

13.	Transfer of Registered Shares

13.1.	Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option or warrant.

13.2.	The instrument of transfer of any Share shall be in writing, signed by the transferor. Such shares be may transferred without a written instrument if transferred in accordance with the Act and may be in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor and containing the name and address of the transferee (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

13.3.	The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.

13.4.	The instrument of transfer shall be sent to the Company for registration.

13.5.	The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the register of members unless the Board resolves to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

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13.6.	The Board is permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where it reasonably determines that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the Board may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.

13.7.	Where the Board passes a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.

13.8.	The transfer of a share is effective when the name of the transferee is entered in the register of members and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee’s name has been entered in the register of members.

13.9.	If the Board is satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, it may resolve:

(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and

(b)	that the transfer of shares be recorded, including the entry of the transferee’s name in the register of members.

14.	Transmission of Registered Shares

14.1.	The executor or administrator of the estate of a deceased Member, the guardian of an incompetent Member, the liquidator of an insolvent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

14.2.	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Board. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the Board shall treat it as such.

14.3.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

14.4.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ALTERATION OF SHARES

15.	Power to Alter Shares

15.1.	The Company may, by a Resolution of Members or by a Resolution of Directors, amend the Memorandum to increase or reduce the maximum number of shares that the Company is authorised to issue, or to authorise the Company to issue an unlimited number of shares.

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15.2.	Subject to the Memorandum and these Articles, the Company may:

(a)	divide its shares, including issued shares, into a larger number of shares; or

(b)	combine its shares, including issued shares, into a smaller number of shares;

(c)	provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.

15.3.	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.

16.	Restrictions on the Division of Shares

The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.

DISTRIBUTIONS

17.	Distributions

17.1.	The Board may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as it thinks fit if it is satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.

17.2.	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in Article 25.

17.3.	Any distribution payable in respect of a share which has remained unclaimed for 3 years, or such other timeframe as prescribed by Applicable Law or the Designated Stock Exchange listing rules from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed distribution may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.4.	The Company shall be entitled to cease sending distributions by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Article in respect of any Member shall cease if the Member claims a distribution or cashes a cheque or warrant.

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18.	Power to Set Aside Profits

The Board may, before authorising any Distribution, set aside out of the profits of the Company such sum as it thinks proper as a reserve fund, and may invest the sum so set apart as a reserve fund in such securities as it may select.

19.	Unauthorised Distributions

19.1.	If, after a Distribution is authorised and before it is made, the Board ceases to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.

19.2.	A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

20.	Distributions to Joint Holders of Shares

If two or more persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

MEETINGS OF MEMBERS

21.	General Meetings

The Board, by Resolution of Directors, may convene meetings of the Members of the Company at such times and in such manner as the Board considers necessary or desirable.

22.	Location

Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the Board considers appropriate.

23.	Requisitioned General Meetings

The Board shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.

24.	Notice

24.1.	The Board shall give not less than ten clear days’ notice of meetings of Members to those persons whose names, on the date the notice is given, appear as Members in the register of members of the Company and are entitled to vote at the meeting.

24.2.	A meeting of Members held in contravention of the requirement in article 24.1 is valid if Members holding a ninety percent majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall be deemed to constitute waiver on his part.

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24.3.	The inadvertent failure of the Board to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

25.	Giving Notice

25.1.	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the register of members or to such other address given for the purpose. Notice may be sent by mail, courier service, facsimile, electronic mail or other mode of representing words in a legible form as agreed by such Member in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

25.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the register of members and notice so given shall be sufficient notice to all the holders of such shares.

26.	Service of Notice

26.1.	Save as provided in Article 26.2, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by facsimile, electronic mail or other method as the case may be. Where notice is sent by placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

26.2.	Mail notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or the British Virgin Islands.

26.3.	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register of Members if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

27.	Participating in Meetings

27.1.	A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

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27.2.	The Board and/or the chairman of a meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a meeting, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and/or the chairman are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

28.	Quorum at General Meetings

28.1.	A meeting of Members is properly constituted if at the commencement of the meeting there are present in person or by proxy not less than fifty percent of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.

28.2.	If, within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Board may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

28.3.	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter and a certificate signed by such person accompanied, where such person be a proxy, by a copy of the proxy form, shall constitute a valid Resolution of Members.

29.	Chairman to Preside

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

30.	Voting on Resolutions

At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

31.	Power to Demand a Vote on a Poll

31.1.	At any meeting of Members a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

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31.2.	If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

32.	Voting by Joint Holders of Shares

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

33.	Instrument of Proxy

33.1.	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

33.2.	An instrument appointing a proxy shall be in such form as the Board may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

33.3.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

33.4.	The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

34.	Representation of Members and Corporate Members

34.1.	Any corporation or other non-natural person which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.

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34.2.	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Board may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board may rely and act upon such advice without incurring any liability to any Member.

34.3.	If a Clearing House or depository (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

35.	Adjournment of General Meetings

35.1.	The chairman may adjourn any meeting from time to time, and from place to place.

35.2.	The chairman may adjourn the meeting to another time and place without consent or direction of the meeting if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

36.	Business at Adjourned Meetings

No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

37.	Directors Attendance at General Meetings

Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

DIRECTORS AND OFFICERS

38.	Election of Directors

38.1.	The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. The first director or directors may at the first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 39. Thereafter, the directors shall be elected in accordance with the following Articles.

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38.2.	Only persons who are proposed or nominated in accordance with this Article shall be eligible for election as directors. Any Member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than [10 days] following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.

38.3.	Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.

38.4.	A director shall not require a share qualification but must be an individual.

39.	Number and Classes of Directors

39.1.	The number of directors shall be fixed by the first director or directors of the Company, and thereafter by a Resolution of Members.

39.2.	Directors shall thereafter be divided into three classes designated as Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, as one third of the total number of directors constituting the entire Board.

40.	Term of Office of Directors

At the first general meeting which is held after the date of the adoption of these Articles for the purpose of electing directors, the Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office, and the Class III directors shall be elected for a one year term of office. At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any director then in office.

41.	Alternate and Reserve Directors

41.1.	A director may at any time appoint any person (including another director) to be his alternate director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the director and deposited at the registered office or delivered at a meeting of the Board.

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41.2.	The appointment of an alternate director shall terminate on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases for any reason to be a director.

41.3.	An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent, save that he may not himself appoint an alternate director or a proxy. Any exercise by the alternate director of the appointing director’s powers in relation to the taking of decisions by the directors is as effective as if the powers were exercised by the appointing director.

41.4.	If an alternate director is himself a director or attends a meeting of the Board as the alternate director of more than one director, his voting rights shall be cumulative.

41.5.	Unless the Board determines otherwise, an alternate director may also represent his appointor at meetings of any committee of the directors on which his appointor serves; and this Article shall apply equally to such committee meetings as to meetings of the Board.

41.6.	Where the Company has only one Member who is an individual and that Member is also the sole director, the sole Member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.

41.7.	The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.

42.	Removal of Directors

42.1.	A director may be removed from office, with cause:

(a)	by a Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director; or

(b)	by a Resolution of Members consented to in writing by all of the Members entitled to vote thereon.

42.2.	Notice of a meeting called under article 42.1(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.

42.3.	For the purposes of Article 42.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.

43.	Vacancy in the Office of Director

43.1.	Notwithstanding article 38, the Board may appoint one or more directors to fill a vacancy on the Board.

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43.2.	For the purposes of this article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office or there is otherwise a vacancy in the number of directors as fixed pursuant to article 39.

43.3.	The term of any appointment under this article may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

44.	Remuneration of Directors

With the prior or subsequent approval by a Resolution of Members, the Board may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

45.	Resignation of directors

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

46.	Directors to Manage Business

46.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board.

46.2.	The Board has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company.

46.3.	The Board may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a Resolution of Members; but no requirement made by a Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the Board which would have been valid if such requirement had not been made.

46.4.	Subject to the provisions of the Act, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

47.	Committees of Directors

47.1.	The Board may, by a Resolution of Directors, designate one or more committees of directors, each consisting of one or more directors.

47.2.	Each committee of directors has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors establishing the committee, except that the Board has no power to delegate the following powers to a committee of directors:

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(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or approve a liquidation plan; or

(h)	to make a determination that the Company will, immediately after a proposed Distribution, meet the solvency test set out in the Act.

47.3.	A committee of directors, where authorised by the Board, may appoint a sub-committee.

47.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

48.	Officers and Agents

48.1.	The Board may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

48.2.	Each officer or agent has such powers and authorities of the Board, including the power and authority to affix the Seal, as are set forth in these Articles or the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or these Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

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(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or approve a liquidation plan;

(j)	to make a determination that the Company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

49.	Removal of Officers and Agents

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the Board may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

50.	Duties of Officers

50.1.	In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the register of members, register of directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

50.2.	Every officer has such powers and authority of the Board, including the power and authority to affix the Seal, as are set forth in these Articles and the resolution appointing the officer or agent, except that no officer has any power or authority with respect to fixing the emoluments of directors.

51.	Remuneration of Officers

The emoluments of all officers shall be fixed by Resolution of Directors.

52.	Standard of Care

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

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53.	Conflicts of Interest

53.1.	A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

53.2.	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with article 53.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by a Resolution of Members or (b) the Company received fair value for the transaction.

53.3.	For the purposes of this article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

53.4.	A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

54.	Indemnification and Exculpation

54.1.	Subject to article 54.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

54.2.	Article 54.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

54.3.	The decision of the Board as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

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54.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

54.5.	If a person referred to in this Article has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

54.6.	Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company.

54.7.	The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

54.8.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under article 54.1.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The Board or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as they may determine to be necessary or desirable. Any director or the Secretary of the Company may call a Board meeting.

56.	Notice of Board Meetings

A director shall be given reasonable notice of a Board meeting, but a Board meeting held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

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57.	Participation in Meetings by Telephone

A director shall be deemed to be present at a Board meeting if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

58.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of directors shall be two directors.

59.	Board to Continue in the Event of Vacancy

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a Board meeting, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

60.	Chairman to Preside

At every Board meeting the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting, the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting, the directors present shall choose one of their number to be chairman of the meeting.

61.	Powers of Sole Director

If the Company shall have only one director the provisions herein contained for Board meetings shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Members of the Company.

62.	Proceedings if One Director

If the Company shall have only one director, in lieu of minutes of a meeting the director shall record in writing and sign a note or memorandum (or adopt a resolution in writing) concerning all matters requiring a Resolution of Directors and such note, memorandum or resolution in writing shall be kept in the minute book. Such a note, memorandum or resolution in writing shall constitute sufficient evidence of such resolution for all purposes.

CORPORATE RECORDS

63.	Documents to be Kept

63.1.	The Company shall (or, in the case of item (b) below and following the IPO, may) keep the following documents at the office of its registered agent:

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(a)	the Memorandum and these Articles;

(b)	the register of members or a copy of the register of members;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.

63.2.	Where the Company keeps a copy of its register of members or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

63.3.	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

63.4.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board may determine:

(a)	the minutes of meetings and Resolutions of Members and of classes of Members; and

(b)	the minutes of meetings and Resolutions of Directors and committees of directors.

63.5.	Where any of the minutes or resolutions described in the previous Article are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

63.6.	Where the place at which any of the records described in Article 63.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

63.7.	The Company’s records shall be kept in written form or either wholly or partly as electronic records.

64.	Form and Use of Seal

The Board shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the office of the registered agent of the Company. The Seal when affixed to any written instrument shall be witnessed by any one director, the Secretary or Assistant Secretary, or by any person or persons so authorised from time to time by Resolution of Directors.

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ACCOUNTS

65.	Books of Account

The Company shall keep records and underlying documentation that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

66.	Form of Records

66.1.	The records required to be kept by the Company under the Act, the Mutual Legal Assistance (Tax Matters Act), 2003, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

66.2.	The records and underlying documentation shall be kept for a period of at least five years from the date of completion of the relevant transaction or the company terminates the business relationship to which the records and underlying documentation relate.

67.	Financial Statements

67.1.	If required by a Resolution of Members and not otherwise prohibited by Applicable Law or the Designated Stock Exchange listing rules, the Board shall cause to be made out and served on the Members or laid before a meeting of Members a profit and loss account and balance sheet of the Company for such period and on such recurring basis as the Members think fit.

67.2.	The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

68.	Distribution of Accounts

A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

AUDITS

69.	Audit

69.1.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

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69.2.	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

70.	Appointment of Auditor

70.1.	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

70.2.	At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

71.	Remuneration of Auditor

71.1.	The remuneration of the auditor of the Company shall be fixed by the Audit Committee (if one exists) and if not, by the Board by Resolution of Directors.

72.	Duties of Auditor

The auditor shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:

(a)	in its opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditor have been obtained.

73.	Access to Records

Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.

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74.	Auditor Entitled to Notice

The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

Business Combinations

75.	Business Combinations

75.1. (a)                  Any Business Combination with any Interested Shareholder within a period of two years following the time of the transaction in which the person becomes an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Article 75.1 shall not apply if:

(i)	a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the two year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous two years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous two years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

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(a)	a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(b)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Article 75 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)	“associate”, when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii)	“control”, including the terms “controlling” “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

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(iv)	“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the two-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (vii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(v)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vi)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(vii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(a)	beneficially owns such shares, directly or indirectly; or

(b)	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

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The Flexi Group Holdings Ltd

75.2.	In respect of any Business Combination to which the restrictions contained in Article 75.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in these Articles.

FUNDAMENTAL CHANGES

76.	Changes

Notwithstanding section 175 of the Act, the Board may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a Resolution of Members.

77.	Continuation under Foreign Law

The Company may by Resolution of Members or by unanimous Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, CONYERS TRUST COMPANY (BVI) LIMITED, registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association on the [_____________]:

Incorporator

CONYERS TRUST COMPANY (BVI) LIMITED

Per:	Juan Quezada

For and on behalf of

Conyers Trust Company (BVI) Limited

31

EXHIBIT H

SPAC Merger Certificate

CERTIFICATE OF MERGER

of

THE FLEXI MERGER CO. LLC,

(a Delaware limited liability company)

with and into

TG VENTURE ACQUISITION CORP.,

(a Delaware corporation)

Pursuant to Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited liability company Act, the undersigned corporation, in connection with the merger (the “Merger”) of The Flexi Merger Co. LLC, a Delaware limited liability company (“Merger Sub 2”), with and into TG Venture Acquisition Corp., a Delaware corporation (“SPAC”), and in lieu of filing the agreement of merger, hereby certifies as follows:

FIRST: The constituent entities to the Merger (the “Constituent Entities”) are:

The Flexi Merger Co. LLC, a Delaware limited liability company; and

TG Venture Acquisition Corp., a Delaware corporation.

SECOND: A Business Combination Agreement, dated as of December 5, 2022, by and among Merger Sub 2, SPAC and the other parties thereto (the “Business Combination Agreement”) setting forth the terms and conditions of the Merger has been approved, adopted, executed and acknowledged by each of the Constituent Entities.

THIRD: SPAC shall be the surviving entity in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Flexi Group Financing, Inc., a Delaware corporation.

FOURTH: At the effective time of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated by reason of the Merger to read in its entirety as set forth on Exhibit A, attached hereto, and shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Business Combination Agreement is on file with the Surviving Corporation, care of Lucosky Brookman LLP, 101 Wood Avenue South, Woodbridge, NY 08830.

SEVENTH: A copy of the Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or member of either of the Constituent Entities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be duly executed by an authorized officer on [__], 2022.

TG	VENTURE ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

Amended and Restated Certificate of Incorporation

[See attached]